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                           EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT ("Agreement") is intended to be the operative agreement by and between American Blood Institute, Inc., AVRE, Inc.,
and Binary  Associates, Inc.   AKA SeraCare  (referred to collectively  herein
as  the  "Corporation")  and  Jerry  L.  Burdick ("Burdick").   This Agreement
is conditional upon confirmation of a Plan of Reorganization for the Corporation and approval of such Plan of Reorganization by the Federal Bankruptcy Court. The effective date of this Agreement shall be the Effective Date of the Plan of Reorganization.

          l.    EMPLOYMENT  AS   VICE  PRESIDENT   OF  FINANCE.    The
Corporation hereby agrees to retain Burdick and Burdick hereby agrees to be employed as Vice President of Finance for the Plasma Operations to be acquired by the Corporation via the Plan of Reorganization regarding American Blood Institute, Inc., AVRE, Inc. and Binary Associates, Inc. In such capacities, Burdick shall perform all of the normal duties and responsibilities of a Vice President of Finance. In the performance of his duties and responsibilities, Burdick shall at all times be under the direction of the President and the Board of Directors of the Corporation. Burdick shall perform his duties and responsibilities in accordance with all reasonable rules, regulations and policies adopted by the Board of Directors of the Corporation.

          2. INDEMNIFICATION ; INSURANCE AGREEMENT The Corporation warrants and assures Burdick that the Charter of the Corporation contains a provision which provides for indemnification of officers by the corporation to the maximum extent permissible under the laws of the jurisdiction in which the Corporation is incorporated. Further, the Corporation agrees to either or both of the following: (A) Enter into an Indemnification Agreement provided that such Indemnification Agreement shall be modified if necessary to conform with the laws of the jurisdiction in which the Corporation is incorporated;
(B) Obtain and maintain in full force and effect at Corporation's sole expense, such director's and officer's liability insurance for errors and omissions of such type and in such amount as is customary for similarly situated companies, if available at reasonable cost.

          3. EXTENT OF SERVICES. Burdick agrees to devote all of his time and efforts on behalf of the business of the Corporation. Without limiting the foregoing, during the term of this Agreement, Burdick shall make written request to the Board of Directors and must obtain written approval from such Board if Burdick wishes to devote any of his time to any other business effort, whether or not such business effort is in direct competition with the Corporation.

          4.  COMPENSATION.   On the effective date  of this contract, Burdick
shall be paid at the rate of $125,000 per year payable bi-weekly. There shall be a quarterly salary adjustment whereby any pre-tax earnings over $100,000 per quarter shall be paid to the officers of the Reorganized Debtor (SeraCare) up to a maximum annual amount of $25,000 to Alfred J. Moran, Jr. and $10,000 each for Jerry L. Burdick and Brian Olson. The distribution of the quarterly salary adjustment shall be on a pro rata basis.

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          5.   PERFORMANCE BONUS.   There shall  also be  a Management Bonus
Pool which will allocate ten percent (10%) of pre-tax earnings which are in excess of $920,549 in year one following the Effective Date of the Reorganization Plan, $2,590,160 in year two, $4,384,187 in year three, $6,244,536 in year four, and $8,166,626 in year five to a bonus pool to be paid pro rata to management on the basis of salaries. Burdick shall be a participant in this Management Bonus Pool during the term of this agreement.

          6. FRINGE BENEFITS. Burdick shall receive four (4) weeks paid vacation per year during the course of this Agreement. Burdick will also receive company paid: sick pay, group health insurance, dental care, vision care, disability insurance, life insurance and such other benefits in the amounts and as may be provided in the ordinary course to the Corporation's other senior executives.

          7.   STOCK  AND WARRANT  GRANT.   Burdock  shall be  granted 63,165
shares of common stock of SeraCare (SeraCare is herein defined as AVRE, Inc., Binary Associates, Inc., American Blood Institute, Inc. and any post emergence replacement or successor corporation or entity into which the Plasma Operations of Avre, Inc. and Binary Associates, Inc. are transferred, placed, controlled, merged or which are acquired by) and stock options to purchase 42,110 shares of common stock in SeraCare for a calculated price which is the mean average between $.74 and the weighted average of the closing bid price for the
Company's stock for the thirty trading days prior to the vesting date. The vesting date is defined as the anniversary date of the Effective date of the Reorganization Plan for SeraCare. The options will vest at the rate of one-
third per  year  and  are  contingent upon  the  company achieving   the
projected   operating   results   reflected  in   the Confidential Memorandum
attached herewith except that if the indicated funding is not provided in timely fashion for the acquisition of the indicated centers reflected in that Confidential Memorandum, then a calculation will be made utilizing the projected results of the base six centers (which includes corporate overhead) plus a pro rated calculation of the projected operating results of the acquisition centers based upon the percentage of the secondary financing actually received by SeraCare. For example, the projections contemplate the acquisition of twelve centers during year one. Accordingly, at the rate of $200,000 per center this acquisition program would require
$2,400,000.   If  $1,200,000  or  50%   is  actually  funded,  then  a
calculation will be made utilizing 100% of the year one operating results projected for the base six centers ($365,556) plus 50% of the year one projected operating results for the acquisition centers (50% X $450,198 = $225,099) with the summation of the two being ($365,556 + $225,099 = $590,655).
 Accordingly, $590,655 will be the objective criteria for vesting of one third of the options if $1,200,000 of secondary financing is actually received by SeraCare in year one. If SeraCare is sold, merged, consolidated with another company or reorganized to the extent that there is a 50% or more change in ownership, the options will become immediately vested and exercisable.

          8.  TERM.   This Agreement is conditional  upon confirmation of  the
Plan  of Reorganization  for American  Blood Institute,  Inc., AVRE, Inc.  and
Binary  Associates, Inc. and  approval by  the Federal Bankruptcy  Court.   The
term  shall  be  for  the three  year  period beginning  on   the "Effective
Date"   of  the  Confirmed   Plan  of Reorganization and ending thirty six
months after the "Effective Date" unless this Agreement is terminated at an earlier date per Section 9.

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          9.  TERMINATION.

               A.  FOR  "CAUSE".  The  Corporation may  terminate this Agreement upon thirty days notice for cause. "Cause" is defined for the purpose of this agreement as: death; dishonesty; theft; conviction of a felony; alcohol or drug abuse; unethical business conduct; and a material breach of this Agreement by Burdick. If Burdick is terminated for "Cause" as herein defined, Burdick shall receive thirty days notice with pay, and no other compensation other than the receipt of any options which have already vested.

               B. FOR "ACTIONS DEEMED NOT IN THE BEST INTERESTS". The Corporation may also terminate this Agreement if Burdick fails for any reason, within ten days after receipt by Burdick of written notice thereof from the Board of Directors, to correct, disassociate, cease or otherwise alter any actions, associations, insubordination, failure to comply with instructions, failure or other action or omission to act which, in the opinion of the
Board  of Directors,  materially affects   or  may   materially  affect   the
Corporation's   business operations.  "Actions  Deemed Not  in the  Best
Interests" shall also include the association by Burdick with individuals, companies, organizations or activities which the Board of Directors has a reasonable basis for believing does or could have a material negative affect on the Corporations operations, it's market price per share, or the Corporation's ability to raise additional capital. If Burdick is terminated for "Actions Deemed Not in the Best Interests" as herein defined, Burdick shall receive twelve months severance pay and no other compensation other than the receipt of any options which have already vested as of the termination date.

               C. OTHER EVENTS. Other events which will result in the termination of this contract are:

               1. The date on which Burdick agrees to terminate this Agreement.

               2. The disability of Burdick. Disability herein is defined as being unable to perform the duties hereunder due to
                    a physical and/or mental condition or   impairment  for
                    one  hundred   eighty  (180) consecutive days during the
                    term of this Agreement or 120 consecutive days in any 365 day period during the term.

               3. The date on which Burdick voluntarily ceases to perform his duties hereunder, other than by reason of a physical or mental condition prior to the time that a disability occurs.

In the event that the Corporation shall be sold, merged, devolved, consolidated or materially reorganized (within the term of this Agreement and Burdick's position is eliminated, the Company will pay to Burdick within Thirty (30) days of such event the balance of the compensation which would be due to complete the term of this agreement. In addition, all then unvested stock options shall become immediately vested and exercisable.

Any unilateral termination of Burdick by the Corporation other than for "Cause", "Actions Deemed Not in the Best Interests", or the reasons
indicated  in  9.(C)(1)   through  9.(C)(3)  above  shall  be considered a
material breach of this agreement, the pre-agreed remedy for which is the payment in cash within thirty (30) days of such termination, the full compensation which would be due to complete the three year term of this agreement, including any and all compensation, warrants, options or bonus compensation, plus the continuation of benefits for a period of twelve months. If terminated for "Actions Deemed Not in the Best Interests", the Corporation must show that it has a reasonable basis for believing that the actions or associations are or could be materially detrimental to the Corporation.

                    10.   NO SOLICITATION  OF EMPLOYEES.   During the  period of
this Agreement and for two (2) full years following termination of this Agreement, Burdick shall not, for any reason either directly or indirectly, solicit for employment or employ for any other entity any employee of the Corporation.

                    11.  AGREEMENT  NOT TO COMPETE.   During the period  of this
Agreement and for two (2) full years following termination of this Agreement (a total of five years), Burdick shall not, for any reason either directly or indirectly, compete with SeraCare either directly through owning and
operating  a   plasma  center,  or  by  being  a significant investor,  officer or key employee of any company which competes with the Corporation. On a geographic basis, compete is defined to mean being in the plasma collection business within a fifty mile radius of an existing SeraCare collection center.

                    12. WITHHOLDING. Burdick authorizes the Corporation to withhold and/or deduct from his compensation (including, without limitation, salary and wages), deductions to recover any amounts loaned by the Corporation to Burdick or paid on Burdick's behalf which, under the terms of said loan or payment, must be repaid to the Corporation including, without limitation, loans of money and the value of any of the Corporations property taken but not returned by Burdick. Corporation shall also have the expressed right to deduct all sums required for federal, state or local income, Social Security or other taxes now applicable or that may be enacted in the future.

                    13.  NOTICE.   Any notice provided  to be given  pursuant to
this Agreement shall be in writing and shall be deemed duly given three days after deposited in the mail, certified mail, return receipt requested, to the party to receive such notice at the address specified below:

          The Corporation:    American Blood Institute, Inc.
                              DBA - SeraCare
                              1875 Century Park East, Suite 2130
                              Los Angeles, CA 90067
                              Attn: Board of Directors

          For Burdick:        Jerry L. Burdick
                              1106 First Street
                              Hermosa Beach, California 90254

          14. GOVERNING LAW. The validity of this Agreement interpretation and the and performance of all of its terms shall be controlled exclusively by the substantive law of California, including California law concerning the interpretation and performance of contracts.

          15. ENFORCEABILITY. Any provision of this Agreement which is invalid, illegal, or unenforceable shall be ineffective only to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof or rendering the remaining provisions hereof invalid, illegal, or unenforceable.

          16. WAIVER. The failure of either party hereto to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement by the other party shall not be deemed a waiver of that or any other term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

          17.  ARBITRATION.   Any controversy between  the Corporation and
Burdick involving  the construction, application or  breach of any of the terms, provisions, or conditions of this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration
Association  then  in   effect  (the  AAA  Rules).   Such arbitration shall take
place in Los Angeles, California and shall be conducted by three arbitrators, one of which shall be selected by each party, and the third of which shall be selected by the two arbitrators within the time limits established in the AAA Rules. The decision of the arbitrators may be enforced in any court having jurisdiction over the party against which enforcement is sought or its assets. The cost of such arbitration including the associated attorney fees, arbitrator fees, filing fees, AAA fees and other legal costs shall be borne by the losing party.

          18.  TRADE SECRETS, CONFIDENTIAL, AND PROPRIETARY
               INFORMATION.

               A. Burdick and Corporation acknowledge and agree that during the term of this Agreement and in the course of the discharge of his duties hereunder, Burdick shall have access to and become acquainted with information owned by the Corporation concerning its operation, which information derives independent economic value from not being generally known to the public or competitors, and which includes, without limitation: (1) manufacturing processes, research, and engineering, (2) marketing data and techniques, (3) trademarks, tradenames, and servicemarks, (4) customer and
client bases and lists, and  (5)  financial  and   personnel  information.
Said information constitutes Employer's trade secret, confidential and proprietary information.

               B. Burdick agrees that he shall not at any time (during the period of this agreement or any future time) disclose any such trade secret, confidential, or proprietary information, directly or indirectly, to any other person or use it in any way other than as required in the ordinary
course   of  his  employment  under  this agreement.

               C. Burdick further agrees that all files, records, documents, equipment, and similar items relating to the Corporation's business
(including,  without   limitation,  items  containing  trade secret,
confidential or proprietary information), whether prepared by Burdick or others, including all originals and copies, are and shall be returned to the Corporation upon Burdick's termination.

               D. Burdick further agrees that during the period of his
employment by the  Corporation and after termination  thereof, he will not
disrupt,  damage,  disparage,   impair,  or  interfere  with  the Corporation's
business   or  its   reputation,  whether  by   way  of interfering  with   or
soliciting   its  employees,   disrupting  its relationships  with  or
soliciting   clients  or  customers,  agents, representatives,  or vendors, aiding competitors,  or by  way of  any other conduct.

          19.  NON-ASSIGNABILITY.   Burdick may not assign  any of his rights or
responsibilities under this Agreement.

          20. ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Burdick by the Corporation and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this Agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

          21.   MODIFICATIONS.   Any  modification of  this  Agreement shall be
effective only if it is in writing and signed by both parties to this Agreement.

          22. LEGAL ACTION. In the event of any litigation or arbitration between or among the parties hereto respecting or arising out of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney's fees incurred after a judgement has been rendered by a court of competent jurisdiction. Any judgement shall include an attorneys' fees clause which shall entitle the judgement creditor to recover attorneys' fees incurred to enforce a judgement hereon, which attorneys' fees shall be an element of post-judgement costs; the parties agree that this attorneys' fee provision shall not merge into any judgement.

          IN WITNESS WHEREOF, the parties hereto, effective as of November 14, 1995 do hereby authorize and acknowledge that this Agreement be the effective agreement between the parties. It is understood that this Agreement will be filed as an amendment to the Reorganization Plan for the Corporation and will become effective on the Effective Date of such Plan of Reorganization.


                              Accepted By: /s/ Kenneth R. Levine
                                           ----------------------------
                                 Kenneth R. Levine
                                 First Equity Capital Securities, Inc.
                                 Placement Agent

/s/ Jerry L. Burdick             /s/ Alfred J. Moran, Jr.
----------------------           -------------------------------------
Jerry L. Burdick                 Alfred J. Moran, Jr.
An individual                    President & Chairman
                                 American Blood Institute, Inc.